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                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549


                                       FORM 8-A


                  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR (g) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


                                    BUFFETS, INC.
             -----------------------------------------------------------
                (Exact name of registrant as specified in its charter)


              MINNESOTA                               41-1462294
   --------------------------------------------------------------------------
(State of incorporation or organization) (I.R.S. Employer Identification No.)


              10260 VIKING DRIVE, EDEN PRAIRIE, MN                   55344
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              (Address of principal executive offices)            (Zip Code)

    If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. / /

    If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /

Securities to be registered pursuant to Section 12(b) of the Act:

                                         NONE

Securities to be registered pursuant to Section 12(g) of the Act:
                                 Title of each class
                                 to be so registered
                      ------------------------------------------

                                HOMETOWN BUFFET, INC.
                      7% CONVERTIBLE SUBORDINATED NOTES DUE 2002


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Item 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

    On September 20, 1996, pursuant to the terms of an Agreement and Plan of Merger dated June 3, 1996 (the "Merger Agreement"), among Buffets, Inc., a Minnesota corporation ("Buffets" or the "Registrant"), HomeTown Buffet, Inc., a Delaware corporation ("HomeTown"), and Country Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Buffets ("Sub"), Sub was merged (the "Merger") into HomeTown. In the Merger, each share of common stock, par value $.01 per share, of HomeTown outstanding immediately prior to the Merger was converted into the right to receive 1.17 shares of common stock, par value $.01 per share ("Buffets Common Stock"), of Buffets and HomeTown became a wholly-owned subsidiary of Buffets. As provided in the Merger Agreement, Buffets assumed and/or guaranteed the obligations of HomeTown under HomeTown's 7% Convertible Subordinated Notes due 2002 (the "Notes"). The obligations of Buffets with respect to the Notes are set forth in the First Supplemental Indenture, dated as of September 20, 1996 (the "Supplemental Indenture"), by and among Buffets, HomeTown and Wells Fargo Bank, National Association, as trustee, (the "Trustee"). The Indenture, dated as of November 27, 1995 by and between HomeTown and First Interstate Bank of California (as predecessor trustee) relating to the Notes, as amended and modified by the Supplemental Indenture, is herein referred to as the "Indenture."

    The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture. Capitalized terms used but not defined herein have the same meanings as defined in the Indenture.

    The Notes are unsecured subordinated obligations of HomeTown and Buffets, were issued in an aggregate principal amount of $41,500,000 and will mature on December 1, 2002. The Notes bear interest at the rate of 7% per annum from the date of initial issuance, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1996, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the Regular Record Date for such interest, which shall be May 15 or November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Interest on the Notes is paid on the basis of a 360-day year of twelve 30-day months, based on actual days elapsed.

    Buffets has guaranteed the prompt and complete payment and performance of HomeTown's obligations under the Indenture and the Notes, including, without limitation, HomeTown's liability for the payment of principal of, premium, if any, and interest on the Notes; provided, however, Buffets' obligations under the Notes are expressly made subordinate and subject in right of payment of Senior Indebtedness to substantially the same extent as HomeTown's obligations thereunder.


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    Principal of and premium, if any, and interest on the Notes is payable, and the transfer of Notes is registrable, at the office or agency of the Registrant maintained for such purposes in the Borough of Manhattan, The City of New York, and the Corporate Trust Office of the Trustee located in Los Angeles, California. In addition, payment of interest may, at the option of the Registrant, be made by check mailed to the address of the Person entitled thereto as it appears in the Note Register.

    The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiples thereof. No service charge is made for any registration of transfer or exchange of Notes, but HomeTown may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. HomeTown is not required (i) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before the day fixed for any redemption and ending at the close of business on such Redemption Date or (ii) to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of the Notes being redeemed in part.

    All monies paid to the Trustee or any Paying Agent for the payment of principal of and premium, if any, and interest on any Note which remain unclaimed for two years after such principal, premium or interest becomes due and payable may be repaid to HomeTown or the Registrant. Thereafter, the Holder of such Note may, as an unsecured general creditor, look only to HomeTown or the Registrant for payment thereof.

    Neither the Indenture nor the Supplemental Indenture contain any provision that would provide protection to Holders of the Notes against a sudden and dramatic decline in credit quality of the Registrant or HomeTown resulting from any takeover, recapitalization or similar restructuring, except as described below.

    The Notes are convertible into Common Stock of the Registrant at any time up to and including the maturity date (subject to prior redemption by the Registrant on not less than 15 nor more than 60 days' notice) at the principal amount thereof, at the conversion price of $11 2/3 (subject to adjustment as described below). The right to convert Notes called for redemption or delivered for repurchase will terminate at the close of business on the last Trading Day prior to the Redemption Date or the Repurchase Date, unless HomeTown and the Registrant default in making the payment due upon redemption or repurchase. For information as to notices of redemption, see below.

    The conversion price will be subject to adjustment in certain events, including: (i) dividends (and other distributions) payable in Common Stock on any class of capital stock of the Registrant, (ii) the issuance to all holders of Common Stock of rights, warrants or options entitling them to subscribe for or purchase Common Stock at less than the Current Market Price, (iii) subdivisions and combinations of Common Stock, (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Registrant, cash or other assets (including securities, but excluding those dividends, rights, warrants, options and distributions


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referred to above and excluding dividends and distributions paid exclusively in cash), (v) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (iv) above or cash distributed upon a merger or consolidation to which the third succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with (a) all other such all-cash distributions made within the preceding 12 months in respect to which no adjustment has been made and (b) any cash and the fair market value of other consideration paid or payable in respect of any tender offers by the Registrant or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 12.5% of the Registrant's market capitalization (defined as being the product of the Current Market Price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such distribution, and (vi) the purchase of Common Stock pursuant to a tender offer made by the Registrant or any of its subsidiaries which involves an aggregate consideration that, together with (a) any cash and the fair market value of any other consideration paid or payable in any other tender offer by the Registrant or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (b) the aggregate amount of any such all-cash distributions referred to in (v) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 12.5% of the Registrant's market capitalization on the expiration of such tender offer. There will be no upward adjustment in the conversion price except in the event of a reverse stock split. No adjustment in the conversion price shall be required unless such adjustment (plus any adjustments not previously made) would require an increase or decrease of at least 1% in such price; provided, however, than any adjustments which by reason of this sentence are not required to be made shall be carried forward and then taken into account in any subsequent adjustment.

    The Registrant from time to time may, to the extent permitted by law, reduce the conversion price of the Notes by any amount for a period of at least 20 days, in which case the Registrant shall give at least 15 days' notice of such decrease, if the Board of Directors has made a determination that such decrease would be in the best interests of the Registrant, which determination shall be conclusive.


    In addition to the foregoing adjustments, the Registrant will be permitted to make such reduction in the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend or distribution of stock or stock rights will not be taxable to the holders of the Common Stock.

    Subject to the rights of Holders of Notes described below, in case of certain consolidations or mergers to which the Registrant is a party or the transfer of substantially all of the assets of the Registrant, each Note then outstanding would, without the consent of any Holders of Notes, become convertible only into the kind and amount of securities, cash and other property receivable upon the consolidation, merger or transfer by a holder of the number of shares of Common Stock into which such Note might have been converted immediately


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prior to such consolidation, merger or transfer (assuming such holder of Common
Stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares).

    Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Registrant will pay a cash adjustment based upon market price. Notes surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except Notes called for redemption on a Redemption Date within such period) must be accompanied by payment of an amount equal to the interest thereon which the registered Holder is to receive. In the case of any Note that has been converted after any Regular Record Date but on or before the next Interest Payment Date, interest whose Stated Maturity is on such Interest Payment Date will be payable on such Interest Payment Date notwithstanding such conversion, and such interest will be paid to the Holder of such Note on such Regular Record Date. Except as described above, no interest on converted Notes will be payable by the Registrant on any Interest Payment Date subsequent to the date of conversion.
No other payment or adjustment for interest or dividends will be made upon conversion.

    If at any time the Registrant makes a distribution of property to its stockholders that would be taxable to such stockholders as a dividend for Federal income tax purposes (E.G., distributions of evidence of indebtedness or assets of the Registrant, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Indenture, the conversion price of the Notes is reduced, such reduction may be deemed to be the payment of a taxable dividend to Holders of Notes. If the Registrant voluntarily reduces the conversion price for a period of time, Holders of the Notes may, in certain circumstances, have taxable income equal to the value of the reduction in the conversion price. Holders of Notes could, therefore, have taxable income as a result of an event pursuant to which they receive no cash or property that could be used to pay the related income tax.

    The payment of the principal of and premium, if any, and interest on, the Notes will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Registrant or HomeTown, the holders of all Senior Indebtedness will be first entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on, the Notes. In the event of the acceleration of the maturity of any Notes, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Notes will be entitled to receive any payment upon the principal of or premium, if any, or interest on, the Notes. In the event and during the continuation of (i) any default in the payment of principal of or premium, if any, or interest on any Senior Indebtedness beyond any applicable grace period with respect


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thereto or (ii) any other event of default with respect to any Senior
Indebtedness permitting the holders of such Senior Indebtedness (or a trustee or other representative on behalf of the holders thereof) to declare such Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, upon written notice thereof to the Registrant and the Trustee by any holders of Senior Indebtedness (or a trustee or other representative on behalf of the holders thereof) (the "Default Notice"), unless and until such event of default shall have been cured or waived and such acceleration shall have been rescinded or annulled, or (iii) any judicial proceeding shall be pending with respect to any such default in payment or event of default, then no payment may be made in respect of principal or premium, if any, or interest on the Notes or to acquire or repurchase the Notes for cash or property on account of the repurchase provisions of the Indenture provided such payments may not be prevented under clause (ii) above for more than 179 days after an applicable Default Notice has been received by the Trustee unless the Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety, in which case no such payment may be made until such acceleration has been rescinded or annulled or such Senior Indebtedness has been paid in full. No event of default which existed or was continuing on the date of any Default Notice may be made the basis for the giving of a second Default Notice and only one such Default Notice may be given in any 365-day period.

    By reason of such subordination, in the event of insolvency, creditors of the Registrant who are not holders of Senior Indebtedness or of the Notes may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Notes.

    "Senior Indebtedness" is defined in the Indenture as (i) the principal of and premium, if any, and interest on all indebtedness of the Registrant and HomeTown for money borrowed, other than the Notes, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, except any such other indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (a) is junior in right of payment to the Notes or (b) ranks PARI PASSU in right of payment with the Notes, and (ii) any amendments, renewals, extensions, deferrals, modifications, refinancings and refundings of any of the foregoing. The term "indebtedness for money borrowed" when used with respect to the Registrant or HomeTown is defined to mean (a) any obligation of the Registrant or HomeTown for the repayment of borrowed money (including, without limitation, fees, penalties, expenses, collection expenses, interest yield amounts and other obligations in respect thereof, and, to the extent permitted by applicable law, interest accruing after the filing of a petition initiating any proceeding under the Bankruptcy Code whether or not allowed as a claim in such proceeding), whether or not evidenced by bonds, debentures, notes or other written instruments, and any other obligation evidenced by notes, bonds, debentures or similar instruments, (b) any deferred payment obligation of the Registrant or HomeTown for the payment of the purchase price of property or assets evidenced by a note or similar instrument (excluding any obligations for trade payables or constituting the deferred purchase price of assets incurred in the ordinary course of business), (c) any obligation of the Registrant or HomeTown for the payment of rent or



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other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Registrant or HomeTown under generally accepted accounting principles,
(d) all obligations of the Registrant or HomeTown due and payable under interest rate and currency swaps, floors, caps or similar arrangements intended to fix interest rate obligations or currency fluctuation risks, (e) all obligations of the Registrant or HomeTown evidenced by a letter of credit or any reimbursement obligation of the Registrant or HomeTown in respect of a letter of credit and
(f) all obligations of others of the kinds described in the preceding clauses
(a), (b), (c), (d) or (e) assumed by or guaranteed by the Registrant or HomeTown and the obligations of the Registrant or HomeTown under guarantees of any such obligations.

    The Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Registrant's subsidiaries. Any right of the Registrant to receive assets of any such subsidiary upon the liquidation or reorganization of any such subsidiary (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Registrant is itself recognized as a creditor of such subsidiary, in which case the claims of the Registrant would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Registrant.

    The Indenture does not prohibit or limit the incurrence of additional Senior Indebtedness. The Registrant and its subsidiaries expect from time to time to incur additional indebtedness, including Senior Indebtedness.

    The Notes will be redeemable at the Registrant's or HomeTown's option, in whole or from time to time in part, upon not less than 15 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at such Holder's address appearing in the Note Register, on any date on or after December 2, 1998 and prior to maturity.

    The Redemption Prices (expressed as percentage of principal amount) are as follows for the 12-month period beginning December 1 (or December 2 in the case of 1998) of the years indicated:

                   1998. . . . . . . . . . . . . . . . .104.0%
                   1999. . . . . . . . . . . . . . . . .103.0
                   2000. . . . . . . . . . . . . . . . .102.0
                   2001. . . . . . . . . . . . . . . . .101.0

thereafter and at maturity at 100% of principal, together in the case of any such redemption with accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption
Date).


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    No sinking fund is provided for the Notes.

    The following will be Events of Default under the Indenture:

         (i) failure to pay principal of or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture;

         (ii) failure to pay any interest on any Note when due, continued for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture;

         (iii) default in the payment of the Repurchase Price in respect of any Note on the Repurchase Date therefor, whether or not such payment is prohibited by the subordination provisions of the Indenture;

         (iv) failure to perform any other covenant of HomeTown in the Indenture, continued for 60 days after written notice as provided in the Indenture;

         (v) a default under any indebtedness for money borrowed by HomeTown or any Significant Subsidiary in an amount, together with all other such indebtedness, exceeding $1,000,000, which default (a) shall constitute a failure to pay any principal or interest with respect to any such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or (b) shall have resulted in such indebtedness in an amount exceeding $1,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days after written notice as provided in the Indenture;

         (vi) a final judgment or final judgments for payment of money against HomeTown or any Significant Subsidiary which remains undischarged for a period ending on the later of (a) 60 days after the entry of such judgment, as extended by any effective stay of its execution, or (b) the date on which any payment is or becomes due and payable pursuant to such judgment in accordance with its terms, provided that the aggregate of all such outstanding judgments exceeds $1,000,000 (excluding any amounts covered by insurance as to which the insurer has not denied liability);

         (vii) certain events of bankruptcy, insolvency or reorganization of HomeTown or any Significant Subsidiary; and

         (viii) default in the performance, or breach, of any covenant or warranty of the Registrant in this Indenture, and continuance of such default or breach for a period of sixty (60) days after there has been given, by registered or certified mail, to the Registrant by the Trustee, or to the Registrant and the Trustee by the Holders of at least 10% in principal amount of Outstanding Notes, a written notice specifying such


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    default or breach and requiring it to be remedied and stating that such notice is a Notice of Default hereunder.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to the Trustee being offered reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the Trustee, the Holders of 66 2/3% in aggregate principal amount of the Outstanding Notes will have the right by written instruction to the Trustee, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

    If any Event of Default shall occur and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of 66 2/3% in aggregate principal amount of the Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see below.

    No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings, (ii) such Holder has offered to the Trustee reasonable indemnity, (iii) the Trustee for 60 days after receipt of such notice has failed to institute any such proceeding and (iv) no direction inconsistent with such request shall have been given to the Trustee during such 60-day period by the Holders of 66 2/3% in principal amount of the Outstanding Notes. However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of (a) payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note, (b) the right to require repurchase of such Note or (c) the right to convert such
Note in accordance with the Indenture.

    The Indenture provides that HomeTown will deliver to the Trustee, within 60 days after the end of each fiscal year, an officers' certificate, stating as to each signer thereof that he or she is familiar with the affairs of HomeTown and whether or not to his or her knowledge HomeTown is in default in the performance and observance of any of HomeTown's obligations under the Indenture and if HomeTown shall be in default, specifying all such defaults of which he or she has knowledge and the nature and status thereof.


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    HomeTown, without the consent of the Holders of any of the Notes under the
Indenture, may consolidate with or merge into any other Person or convey, transfer or lease its assets substantially as an entirety to any Person, provided that (i) the successor is a Person organized under the laws of any domestic jurisdiction; (ii) the successor Person, if other than the Registrant or HomeTown, assumes the Registrant or HomeTown's obligations on the Notes and under the Indenture; (iii) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; and (iv) HomeTown has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this covenant and that all conditions precedent herein provided for relating to such transaction have been complied with.

    Modifications and amendments of the Indenture may be made with the consent of the Holders of 66 2/3% in aggregate principal amount of the Outstanding Notes; provided, however, that no such modification or amendment may, without consent of the Holder of each Outstanding Note affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note; (ii) reduce the principal amount of, or the premium or interest on, any Note; (iii) change the place of payment where, or currency in which, any Note or any premium or interest thereof is payable; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Note; (v) adversely affect the right to convert the Notes; (vi) adversely affect the right to cause the repurchase of the Notes; (vii) modify the subordination provisions in a manner adverse to the Holders of the Notes; (viii) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture; or
(ix) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

    The Holders of 66 2/3% in aggregate principal amount of Outstanding Notes may waive compliance with certain restrictive provisions of the Indenture. The Holders of 66 2/3% in aggregate principal amount of the Outstanding Notes may waive any past default or right under the Indenture, except (i) a default in payment of principal, premium or interest, (ii) the right of a Holder to redeem or convert the Note or (iii) with respect to any covenant or provision of the Indenture that requires the consent of the Holder of each Outstanding Note affected.

    The Indenture provides that if a Risk Event (as defined below) occurs, each Holder of Notes shall have the right (which right may not be waived by the Board of Directors or the Trustee) at the Holder's option, to require the repurchase of all of such Holder's Notes, or any portion thereof that is an integral multiple of $1,000, on the date (the "Repurchase Date") that is 45 calendar days after the date of the HomeTown Notice (as defined below), for cash at a price equal to 100% of the principal amount of such Notes to be repurchased (the "Repurchase Price"), together with accrued interest to the Repurchase Date.


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    Within 15 calendar days after the occurrence of a Risk Event, HomeTown is obligated to mail all Holders of record of the Notes a notice (the "HomeTown Notice") of the occurrence of such Risk Event and of the repurchase right arising thereof. HomeTown must deliver a copy of the HomeTown Notice to the Trustee and cause a copy or a summary of such notice to be published in a newspaper of general circulation in The City of New York. To exercise the repurchase right, a Holder of such Notes must deliver on or before the fifth day preceding the Repurchase Date irrevocable written notice to the Trustee of the Holder's exercise of such right (except that the right of the Holders to convert such Notes shall continue until the close of business on the last Trading Day preceding the Repurchase Date), together with the Notes with respect to which the right is being exercised, duly endorsed for transfer to the Registrant or HomeTown.

    A Risk Event will be deemed to have occurred at such times as:

         (i) any Person (including any syndicate or group deemed to be a "Person" under Section 13(d)(3) of the Exchange Act), other than the Registrant or HomeTown, any subsidiary of HomeTown or any current or future employee or director benefit plan of HomeTown or any subsidiary of HomeTown or any entity holding capital stock of HomeTown for or pursuant to the terms of such plan, or an underwriter engaged in a firm commitment underwriting in connection with a public offering of capital stock of HomeTown, is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of HomeTown entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of HomeTown entitled to vote generally in the election of directors;

         (ii) HomeTown adopts a plan relating to the liquidation or dissolution of HomeTown;

         (iii) there occurs any consolidation of HomeTown with, or merger of HomeTown into, any other Person, any merger of another Person into HomeTown, or any sales or transfers of all or substantially all of the assets of HomeTown to another Person (other than a merger (a) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock or (b) which is effected solely to change the jurisdiction of incorporation of HomeTown and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock); or

         (iv) a change in the Board of Directors of HomeTown in which the individuals who constituted the Board of Directors of HomeTown at the beginning of the 24-month period immediately preceding such change (together with any other director whose election by the Board of Directors of HomeTown or whose nomination for election by the stockholders of HomeTown was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of


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

    such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office;

provided, however, that a Risk Event shall not be deemed to have occurred if the closing price per share of the Common Stock for any five Trading Days within the period of ten consecutive Trading Days ending immediately before the Risk Event shall equal or exceed 105% of the conversion price of such Notes in effect on each such Trading Day. A "beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of execution of the Indenture.

    The right to require the repurchase of the Notes as a result of the occurrence of a Risk Event could create an event of default under Senior Indebtedness as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Notes. Failure of HomeTown to repurchase the Notes when required would result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. The ability of the Registrant or HomeTown to pay cash to the Holders of Notes upon a repurchase may be limited by certain financial covenants contained in the Registrant's or HomeTown's credit agreements.

    Rule 13e-4 under the Exchange Act requires, among other things, the dissemination of certain information to security holders in the event of any issuer tender offer and may apply in the event that the repurchase option becomes available to Holders of the Notes. HomeTown will comply with this rule to the extent applicable at that time.

    The repurchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of HomeTown and the removal of incumbent management. The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving HomeTown that may adversely affect Holders.

    Except as described above with respect to a Risk Event, the Indenture does not contain provisions permitting the Holders of the Notes to require the repurchase or redemption of the Notes in the event of a takeover, recapitalization or similar transaction. Subject to the limitation on mergers and consolidations described above, the Registrant or HomeTown, their management or their subsidiaries could, in the future, enter into certain transactions, including refinancings, certain recapitalizations, acquisitions, the sale of all or substantially all of its assets, the liquidation of the Registrant or HomeTown or similar transactions, that would not constitute a Risk Event under the Indenture, but that would increase the amount of Senior Indebtedness (or any other indebtedness) outstanding at such time or substantially reduce or eliminate the Registrant's or HomeTown's assets. There are no restrictions in the Indenture on the creation of Senior Indebtedness (or any other indebtedness) and, under certain circumstances, the incurrence of significant amounts of additional indebtedness could have an adverse effect on the Registrant's or HomeTown's ability to service their indebtedness, including the Notes.


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

    If a Risk Event were to occur, there is no assurance that the Registrant or HomeTown would have sufficient funds to repurchase all Notes tendered by the Holders thereof or to make any principal, premium, if any, or interest payment otherwise required by the Notes.

    As noted above, one of the events that constitutes a Risk Event under the Indenture is a sale or other transfer of all or substantially all of the assets of HomeTown. The Indenture will be governed by New York law, and the definition under New York law of "substantially all" of the assets of a corporation varies according to the facts and circumstances of the transaction. Accordingly, if HomeTown were to engage in a transaction in which it disposed of less than all of its assets, a question of interpretation could arise as to whether such disposition was of "substantially all" of its assets and whether the transaction was a Risk Event.

    HomeTown may discharge its obligations under the Indenture while Notes remain Outstanding if (i) all Outstanding Notes will become due and payable at their scheduled maturity within one year or (ii) all Outstanding Notes are scheduled for redemption within one year, and, in either case, HomeTown has deposited with the Trustee an amount sufficient to pay and discharge all Outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption.

    In addition to complying with any applicable legal requirements, the Registrant or HomeTown will deliver to Holders of record, and to any beneficial owners so requesting, annual reports containing audited consolidated financial statements with a report thereon by the Registrant's independent public accountants.

    The Indenture and Notes will be governed by and construed in accordance with the laws of the State of New York.

    The Trustee's duties are set forth in the Trust Indenture Act, as amended (the "Trust Indenture Act"), and in the Indenture. The Trust Indenture Act imposes certain limitations on the right of the Trustee, in the event it becomes a creditor of the Registrant or HomeTown, to obtain payment of claims in certain cases, or to realize on certain property received in respect to any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest within the meaning of Section 310 of the Trust Indenture Act, it must generally either eliminate such conflict or resign.

    Prior to an Event of Default, the Trustee is responsible to perform only such duties as are specifically set out in the Indenture. In case an Event of Default shall occur (and shall not be cured), the Trust Indenture Act requires that the Trustee use the degree of care of a prudent person in the conduct of its own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustees reasonable security or indemnity.


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

    The Holders of 66 2/3% in principal amount of all outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee, provided that such direction does not conflict with any rule of law or with the Indenture, is not prejudicial to the rights of another Holder or the Trustee, and does not involve the Trustee in personal liability.

Item 2.  EXHIBITS.

    3.1 Amended and Restated Certificate of Incorporation of HomeTown (incorporated by reference to Exhibit 3.1 of HomeTown's Registration Statement on Form S-1, as amended, filed September 22, 1993, registration No. 33-67326).

    3.2       Amended Bylaws of HomeTown (incorporated by reference to
              Exhibit 3.2 of HomeTown's Annual Report on Form 10-K for the year ended December 28, 1994).

    4.1 Composite Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-3, File No. 33-63694).

    4.2 By-Laws of the Registrant (incorporated by reference to Exhibit 3(b) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 29, 1993).

    4.3 Form of Rights Agreement, dated as of October 24, 1995, by and between the Registrant and American Stock Transfer and Trust Registrant (incorporated by reference to Exhibit 1 to the Registrant's Current Report on Form 8-K dated October 24, 1995).

    4.4 Second Amended and Restated Credit Agreement by and between the Registrant and First Bank National Association dated as of April 30, 1996 (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended April 24, 1996).

    4.5 Amendment No. 1 dated as of September 20, 1996 to Second Amended and Restated Credit Agreement by and between the Registrant and First Bank National Association. The following Schedules to Amendment No. 1 have been omitted: Schedule 6.12, containing a list of outstanding loans by HomeTown to its officers, employees and directors; Schedule 6.13, containing a list of certain outstanding indebtedness of HomeTown; Schedule 6.14, identifying certain liens and encumbrances of HomeTown. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.


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

    4.6 Indenture dated as of November 27, 1995 related to 7% Convertible Subordinated Notes of HomeTown due 2002.

    4.7 First Supplemental Indenture dated as of September 20, 1996 among the Registrant, HomeTown and Wells Fargo Bank, N.A.


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

                                      SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       BUFFETS, INC.


Date:  November 6, 1996               By: /s/ Clark C. Grant
                                          -------------------------------
                                          Clark C. Grant, Executive Vice
                                          President of Finance, Treasurer


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



                                    EXHIBIT INDEX


EXHIBIT NO.

3.1 Amended and Restated Certificate of
    Incorporation of HomeTown (incorporated by
    reference to Exhibit 3.1 of HomeTown's
    Registration Statement on Form S-1, as
    amended, filed September 22, 1993,
    registration No. 33-67326) . . . . . . . . . . . .Incorporated by Reference

3.2 Amended Bylaws of HomeTown (incorporated by
    reference to Exhibit 3.2 of HomeTown's Annual
    Report on Form 10-K for the year ended
    December 28, 1994) . . . . . . . . . . . . . . . .Incorporated by Reference

4.1 Composite Amended and Restated Articles of
    Incorporation of the Registrant (incorporated
    by reference to Exhibit 4.1 to the
    Registrant's Registration Statement on
    Form S-3, File No. 33-63694) . . . . . . . . . . .Incorporated by Reference

4.2 By-Laws of the Registrant (incorporated
    by reference to Exhibit 3(b) to the
    Registrant's Annual Report on Form 10-K
    for the fiscal year ended
    December 29, 1993) . . . . . . . . . . . . . . . .Incorporated by Reference

4.3 Form of Rights Agreement, dated as of
    October 24, 1995, by and between the
    Registrant and American Stock Transfer
    and Trust Registrant (incorporated by
    reference to Exhibit 1 to the Registrant's
    Current Report on Form 8-K dated
    October 24, 1995). . . . . . . . . . . . . . . . .Incorporated by Reference

4.4 Second Amended and Restated Credit
    Agreement by and between the Registrant
    and First Bank National Association
    dated as of April 30, 1996 (incorporated
    by reference to Exhibit 10.1 to the
    Registrant's Quarterly Report on
    Form 10-Q for the quarter ended
    April 24, 1996). . . . . . . . . . . . . . . . . .Incorporated by Reference

4.5 Amendment No. 1 dated as of
    September 20, 1996 to Second Amended
    and Restated Credit Agreement by and
    between the Registrant and First Bank
    National Association . . . . . . . . . . . . . . . . . Filed Electronically

4.6 Indenture dated as of November 27, 1995
    related to 7% Convertible Subordinated
    Notes of HomeTown due 2002 . . . . . . . . . . . . . . Filed Electronically

4.7 First Supplemental Indenture dated as of
    September 20, 1996 among the Registrant,
    HomeTown and Wells Fargo Bank, N.A.. . . . . . . . . . Filed Electronically

















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